Corporate Headquarters 300 Lindenwood Drive Valleybrooke Corporate Center Malvern, PA 19355 (484) 617-1200
Exhibit 10.31
November 28, 2022

Paul Whittleston
Harrogate
North Yorkshire
United Kingdom

Dear Paul:

On behalf of Ecovyst Catalyst Technologies, LLC (“Ecovyst” or the “Company”), I am pleased to offer you the position of President, Catalyst Technologies.

1.Start Date. Your effective date in this new position will be January 1, 2023. Your place of employment will be Conshohocken, PA and you will report to the Chief Executive Officer of Ecovyst. You understand and agree that you shall travel from time to time on behalf of the Company. Although you are currently employed by the Company in the UK, you will need to provide proof of identity and employment eligibility on the first day you report to work in the United States.

2.Base Salary. Your annual Base Salary shall be at the rate of $325,000 per year, payable pursuant to the Company's normal payroll practices. Your Base Salary may be adjusted from time to time based on review by the Compensation Committee of the Board of Directors.

3.Annual Performance Bonus. For each calendar or fiscal year of your employment, you shall have the opportunity to earn an annual bonus (the "Annual Performance Bonus") with a bonus target equal to 60% of Base Salary paid in the Plan period, based on achievement of annual performance goals (based on financial and/or other metrics) as established by the Compensation Committee of the Company’s Board of Directors, and in accordance with any then applicable Ecovyst bonus plan.

4.Equity Participation. You will be eligible to participate in the Company’s Long-Term Incentive (LTI) plan and will be granted Restricted Stock Units (RSUs) and Performance Stock Units (PSUs) with a combined value of $650,000 on the next annual grant date (anticipated to be in first quarter 2023.) The grant is made pursuant to the Ecovyst Inc. 2017 Omnibus Incentive Plan, as Amended and Restated and are subject to the terms and conditions of award agreements, which you must execute. These agreements will also describe the specific vesting schedule for each grant. Both the Plan and the award agreements will be provided at the time the grants are made.

5.Benefits. Effective January 1, 2023, you shall be entitled to participate in all U.S. employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), including but not limited to any Employee Benefit Plans that are designated for similarly situated employees, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plans and applicable law.

6.Vacation. Beginning in 2023, you shall be entitled to twenty-five (25) days of paid vacation until such time as you earn additional vacation in accordance with the Company’s published vacation policy.

7.Relocation. It is expected that you will relocate to the United States no later than July 1, 2023. The company will reimburse you or pay directly to a service provider on your behalf for reasonable relocation expenses. If you voluntarily leave the Company within 24 months of the completion of your relocation, you agree to repay to the Company any relocation amounts that have been reimbursed to you or paid on your behalf within 90 days of your separation date.

8.Restrictive Covenants: As a condition of employment, subsequent to the signing of this offer letter and as a condition to the receipt of the equity awards set forth in Section 4, you agree to execute the Company’s Employee Agreement that includes confidentiality, non-competition for a period of two (2) years post-employment, and intellectual property provisions. You will also be expected to comply with the Company's policies and procedures, including the Code of Conduct.

You will be considered an employee “at will.” No commitment for employment for any specified duration (e.g. "lifetime", "permanent", or "as long as performance is satisfactory") or any modification of the terms of this offer shall be valid or binding on Ecovyst unless it is expressly set forth in a written document and signed by you and Ecovyst’s Chief Executive Officer.

As provided in Section 3.2 of the Service Agreement effective 10 September 2022, this offer letter replaces that Agreement and your UK offer letter, both of which shall cease to have effect by mutual agreement.

We are pleased to offer you this opportunity. If you agree to the terms of this offer, please sign and date where appropriate below and return a signed copy to me. We look forward to a positive response. Please contact me if you have any questions.

Sincerely,

Ecovyst Catalyst Technologies, LLC

By:	/s/ WILLIAM J. SICHKO
Name:	William J. Sichko, Jr.
Title:	Chief Administrative Officer

Accepted:	/s/ PAUL WHITTLESTON	Date:	November 28, 2022
Paul Whittleston